UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2024

The Kroger Co.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $1.00 par value per share	KR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On September 13, 2024, The Kroger Co. (the “Company”) executed a Credit Agreement (the “Revolving Credit Agreement”) among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association and Citibank, N.A., as co-administrative agents, and Wells Fargo Bank, National Association, as the paying agent, pursuant to which the lenders party thereto have provided a $5.0 billion unsecured revolving credit facility, of which (a) $2.75 billion of commitments have been made available on the date the Company entered into the Revolving Credit Agreement and (b) an additional $2.25 billion of commitments will be made available upon the closing of the previously announced merger of a subsidiary of the Company with and into Albertsons Companies, Inc. (“ACI”), with ACI surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of October 13, 2022, among the Company, Kettle Merger Sub, Inc. and Albertsons Companies, Inc. The Company may borrow under the Revolving Credit Agreement for general corporate purposes, with up to $750.0 million available to be drawn on the closing date of the Merger to fund a portion of the cash consideration therefor.

Borrowings under the Revolving Credit Agreement will bear interest at the rates specified in the Revolving Credit Agreement, which vary based on the type of loan and the Company’s debt rating.

The Revolving Credit Agreement contains a financial covenant regarding the Company’s leverage ratio. The Revolving Credit Agreement also contains other customary covenants and events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the commitments under the Revolving Credit Agreement may be terminated and the obligations under the Revolving Credit Agreement may be accelerated, in each case subject to the terms and limitations contained therein.

Certain parties to the Revolving Credit Agreement, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by the copy thereof which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Amendments to Existing Term Loan Agreement

On September 13, 2024, the Company also entered into an amendment (the “Amendment”) to its Term Loan Credit Agreement, dated as of November 9, 2022, by and among the Company, the lenders from time to time party thereto and Citibank, N.A., as administrative agent (as amended by Amendment No. 1 to Credit Agreement, dated as of July 26, 2024, the “Term Loan Agreement”), which, among other things, (i) amends the definition of Consolidated EBITDA and certain other financial definitions applicable to the calculation of the financial covenant in the Term Loan Agreement and (ii) amends the subsidiary debt covenant.

Certain parties to the Amendment, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by the copies thereof which are filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

10.1	Credit Agreement, dated as of September 13, 2024, by and among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association and Citibank, N.A., as co-administrative agents, and Wells Fargo Bank, National Association, as the paying agent.
10.2	Amendment No. 2 to Term Loan Credit Agreement, dated as of September 13, 2024, by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent, to the Term Loan Credit Agreement, dated as of November 9, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

September 13, 2024	By:	/s/ Christine S. Wheatley
Christine S. Wheatley
Senior Vice President, General Counsel and Secretary